Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SENDGRID, INC.

FIRST:                                                        The name of this corporation is: SendGrid, Inc.

SECOND:                                         Its registered office in the State of Delaware is to be located at:

c/o The Corporation Trust Company, 1209 Orange Street in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD:                                                   The purpose of the corporation shall be:

To carry on any and all business and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH:                                        The total number of shares of stock which this corporation is authorized to issue is:

One thousand (1,000) shares of Common Stock, par value $0.001 per share.

FIFTH:                                                       The Corporation shall have perpetual existence.

SIXTH:                                                     In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend or repeal the by-laws of the corporation.

SEVENTH:                                 Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

EIGHTH:                                          The liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law. To the fullest extent permitted by applicable law, the corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the corporation (and any other persons to which applicable law permits the corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. If applicable law is amended after the effective date of this Article Eighth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the corporation shall be eliminated or limited to the fullest extent permitted by applicable law as so amended. Any repeal or modification of this Article Eighth shall only be prospective and shall not affect the rights or protections or increase the liability of any director under this Article Eighth in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

NINTH:                                                   The corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and to add or insert other provisions authorized by the laws of the State of Delaware at the time in force, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article Ninth.

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